Exhibit 10.28

Amended and Restated Director Compensation Policy

Annual Compensation For Board Members:

•                  $80,000 of which, $48,000 is awarded by equity awards and $32,000 awarded in cash, payable quarterly.

Additional Committee Chair Fees (payable quarterly):

Audit Committee:	$18,000
Compensation Committee:	$11,000
Nominating/Corporate Governance:	$7,000

Subject to the terms herein, the equity awards granted as part of the annual compensation set forth above will be made at the Board Meeting immediately following the meeting of stockholders, commencing with the 2008 Annual Meeting of Stockholders.

In addition, the Corporation will make a one time, initial equity award grant of $90,000,  (in the form of stock options, restricted stock awards or other equity award at the recommendation of the Compensation Committee) to any new director who was not previously a member of the Board of Directors, following such new director’s appointment to the Board of Directors.

Equity Awards granted to Board members:  4 year vest; 25% vest after 1 year, 6.25% each 3 month period thereafter.  12 month acceleration on change of control